Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of December 19, 2019, by and between ARE-SD REGION NO. 61, LLC, a Delaware limited liability company (“Landlord”), and HERON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease dated as of October 18, 2016, as amended by that certain First Amendment to Lease dated as of March 15, 2017, and as further amended by that certain Second Amendment to Lease dated as of May 8, 2018 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 52,148 rentable square feet (the “Current Premises”), consisting of (i) approximately 28,275 rentable square feet on the second floor (the “Original Premises”), and (ii) approximately 23,873 rentable square feet on the fourth floor (the “Expansion Space”), all in that certain building located at 4242 Campus Point Drive, San Diego, California 92121.  The Current Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and the existing tenant of the Second Expansion Space (as defined below)(the “Existing Tenant”) have entered into a lease amendment dated December 16, 2019, which requires the Existing Tenant to vacate the Second Expansion Space by December 31, 2019.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Term of the Lease, and (ii) expand the size of the Premises leased by Tenant by adding the entire fifth floor of the Building, containing approximately 21,180 rentable square feet (the “Second Expansion Space”), as shown on Exhibit A attached to this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Second Expansion Space.  In addition to the Current Premises, commencing on the Second Expansion Space Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Space.

2.	Delivery.

(a)Landlord shall use reasonable efforts to deliver the Second Expansion Space to Tenant on or before the Target Second Expansion Space Commencement Date unencumbered by other leases and unoccupied by any other tenants (“Delivery” or “Deliver”).  If Landlord fails to Deliver the Second Expansion Space to Tenant on or before the Target Second Expansion Space Commencement Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Second Expansion Space shall not be void or voidable except as provided herein.  If Landlord does not Deliver the Second Expansion Space within 60 days of the Target Second Expansion Space Commencement Date (as defined below) for any reason other than force majeure delays, this Third Amendment may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant:  (a) the additional Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of the Lease), shall be returned to Tenant, and (b) this Third

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Amendment shall be null and void and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Third Amendment, except with respect to provisions which expressly survive termination of this Third Amendment.  If Tenant does not elect to void this Third Amendment within 10 business days of the lapse of such 60 day period, such right to void this Third Amendment shall be waived and this Third Amendment shall remain in full force and effect.  Notwithstanding the foregoing, if Landlord does not Deliver the Second Expansion Space within 120 days of the Target Second Expansion Space Commencement Date (as defined below) for any reason other than force majeure delays, this Third Amendment may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant:  (a) the additional Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of the Lease), shall be promptly returned to Tenant, and (b) this Third Amendment shall be null and void and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Third Amendment, except with respect to provisions which expressly survive termination of this Third Amendment.  If Tenant does not elect to void this Third Amendment within 10 business days of the lapse of such 120 day period, such right to void this Third Amendment shall be waived and this Third Amendment shall remain in full force and effect.

The “Second Expansion Space Commencement Date” shall be the date that Landlord Delivers the Second Expansion Space to Tenant.  The “Second Expansion Space Rent Commencement Date” shall be the date that is 60 days after the Second Expansion Space Commencement Date.  The “Target Second Expansion Space Commencement Date” shall be January 1, 2020.  The period commencing on the Second Expansion Space Commencement Date through the day immediately preceding the Second Expansion Space Rent Commencement Date may be referred to herein as the “Abatement Period.”  Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Space Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Second Expansion Space Commencement Date” attached hereto as Exhibit C; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect the parties’ rights hereunder.

Landlord shall permit, subject to the Existing Tenant vacating the Second Expansion Space on or before the Second Expansion Space Commencement Date, Tenant to access the Second Expansion Space commencing on the date that is 1 business day after Existing Tenant vacates the Second Expansion Space through the Second Expansion Space Commencement Date for Tenant’s installation and set-up of its furniture, fixtures and equipment in the Second Expansion Space (collectively, “FF&E Installation”), provided that such FF&E Installation is coordinated with Landlord, and Tenant complies with the Lease and all other reasonable restrictions and conditions Landlord may impose during the FF&E Installation.  All such access shall be during normal business hours.  Any access to the Second Expansion Space by Tenant before the Second Expansion Space Commencement Date shall be subject to all of the terms and conditions of the Lease, excluding the obligation to pay Base Rent and Operating Expenses.  Landlord shall have no liability whatsoever to Tenant relating to or arising from Existing Tenant’s failure to vacate the Second Expansion Space before the Second Expansion Space Commencement Date.

Except as set forth in the Second Expansion Space Work Letter attached hereto as Exhibit B: (i) Tenant shall accept the Second Expansion Space in its condition as of the Second Expansion Space Commencement Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Space; and (iii) Tenant’s taking possession of the Second Expansion Space shall be conclusive evidence that Tenant accepts the Second Expansion Space and that the Second Expansion Space were in good condition at the time possession was taken.  Notwithstanding anything to the contrary contained herein, nothing in this paragraph shall limit Landlord’s maintenance and repair obligations under Article 7 of the original Lease.

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Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Space, and/or the suitability of the Second Expansion Space for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Space are suitable for the Permitted Use.

(b)Tenant has requested and Landlord has agreed to perform the Tenant Improvements (as defined in the Second Expansion Space Work Letter) in the Expansion Space pursuant to the Second Expansion Space Work Letter following the Second Expansion Space Commencement Date.  The Tenant Improvements shall be designed and constructed pursuant to the Second Expansion Space Work Letter. Tenant acknowledges and agrees that Landlord shall require access to portions of the Second Expansion Space following the Second Expansion Space Commencement Date in order to complete the Tenant Improvements in the Second Expansion Space.  Subject to the terms of this Section 2(b), Landlord and its contractors and agents shall have the right to enter the Second Expansion Space to perform the Tenant Improvements. Landlord agrees to (i) coordinate and cooperate in good faith with Tenant with respect to the scheduling of the work required to complete the Tenant Improvements (e.g., days of the week, time of day or night, etc.), and (ii) use good faith reasonable efforts to minimize interference with Tenant’s operations in the Premises during the performance of the Tenant Improvements; provided, however, Tenant acknowledges and agrees that (i) construction noise, vibrations and dust associated with normal construction activities in connection with Landlord’s construction of the Tenant Improvements are to be expected during the course of such construction, (ii) the performance of the Tenant Improvements may adversely affect Tenant’s use and occupancy of the Second Expansion Space, and (iii) Tenant shall cooperate with Landlord in connection with Landlord’s performance of the Tenant Improvements.  Notwithstanding anything to the contrary contained herein, in no event shall Landlord have any obligation to incur additional or overtime costs to complete the Tenant Improvements.  Tenant waives all claims for rent abatement in connection with Landlord’s performance of the Tenant Improvements.

Tenant shall have 12 months following the Second Expansion Space Commencement Date (the “TI Election Period”) to elect by delivery of written notice to Landlord (“TI Election Notice”) for Landlord to design and construct the Tenant Improvements in the Second Expansion Space.  If Tenant does not deliver a TI Election Notice to Landlord prior to  the expiration of the TI Election Period, Landlord shall have no further obligation to construct the Tenant Improvements in the Second Expansion Space or to provide the TI Allowance provided for in the Second Expansion Space Work Letter, and the Second Expansion Space Work Letter shall be null and void and of no further force or effect.

If the Tenant Improvements are constructed, Tenant shall be required, at the expiration or earlier termination of the Lease Term (as defined below), to remove the Tenant Improvements from those portions of the Second Expansion Space that were built out as laboratory space as of the Second Expansion Space Commencement Date and restore such prior laboratory portions of the Second Expansion Space to their condition as of the Second Expansion Space Commencement Date, as reflected on Exhibit D attached hereto, which removal and restoration shall be at Tenant’s sole cost and expense.

3.

Definition of Premises.  Commencing on the Second Expansion Space Commencement Date, the defined term “Premises” in Section 2.2 of the Summary of Basic Lease Information is deleted in its entirety and replaced with the following:

“Premises:  That portion of the Project containing approximately 73,328 rentable square feet, consisting of (i) approximately 28,275 rentable square feet on the second floor of the Building (the “Original Premises”), (ii) approximately 23,873 rentable square feet on the fourth floor of the Building (the “Expansion Space”), and (iii) the entire fifth floor of the Building containing approximately 21,180 rentable square feet (“Second Expansion Space”), all as shown on Exhibit A.”

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Exhibit A attached to the Lease is amended as of the Second Expansion Space Commencement Date to include Exhibit A attached to this Third Amendment.

4.	Base Rent.

(a)Original Premises.  Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through the Lease Expiration Date (i.e., April 15, 2024).  Commencing on April 16, 2024, and continuing thereafter on each April 16th through the Expansion Termination Date (as defined below) (each, a “Second Floor Adjustment Date”), Base Rent payable with respect to the Original Premises shall be increased by multiplying the Base Rent payable with respect to the Original Premises immediately before such Second Floor Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Original Premises immediately before such Second Floor Adjustment Date.

(b)Expansion Space.  Tenant shall continue to pay Base Rent for Expansion Space as provided for in the Lease through the Expansion Termination Date (i.e., December 31, 2025).

(c)Second Expansion Space.  Commencing on the Second Expansion Space Rent Commencement Date, Tenant shall pay Base Rent for the Second Expansion Space in the amount of $4.35 per rentable square foot of the Second Expansion Space per month on a triple net basis.  Base Rent payable with respect to the Second Expansion Space shall be increased on each annual anniversary of the Second Expansion Space Commencement Date (each, a “Second Expansion Space Adjustment Date”) by multiplying the Base Rent payable with respect to the Second Expansion Space immediately before such Second Expansion Space Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Space immediately before such Second Expansion Space Adjustment Date.

(d)Additional Allowance.  For the avoidance of doubt, Tenant shall continue to pay any Additional Monthly Base Rent payable under the Lease through the Lease Expiration Date.

5.	Tenant’s Share. As of the Second Expansion Space Commencement Date, Section 6 of the Summary of Basic Lease Information is hereby deleted and replaced with the following:

“6. Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	55.19% with respect to the Building, subject to allocation (with respect to the Project) as set forth in Section 4.3 below.”

Notwithstanding anything to the contrary contained herein or in the Lease, during the Abatement Period, Tenant shall be required to pay the management fee payable as part of Operating Expenses attributable to the Second Expansion Space each month equal to the amount of the management fee that Tenant would have been required to pay in the absence of there being an Abatement Period.

6.	Security Deposit. As of the Second Expansion Space Commencement Date, Section 8 of the Summary of Basic Lease Information is hereby deleted and replaced with the following:

“8. Security Deposit (Article 21):	$345,699.23”

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Landlord currently holds a cash Security Deposit of $253,566.23 under the Lease.  Concurrently with Tenant’s delivery of a signed original of this Third Amendment to Landlord, Tenant shall deliver to Landlord a “Letter of Credit”:  (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time, and from time to time, by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice, in the amount of $92,133.00 in order to increase the full amount of the Security Deposit to $345,699.23.

7.

Lease Term.  Notwithstanding anything to the contrary contained in the Lease, the Lease Term shall commence (i) with respect to the Original Premises on the Commencement Date, (ii) with respect to the Expansion Space on the Expansion Commencement Date, and (iii) with respect to the Second Expansion Space on the Second Expansion Space Commencement Date, and shall end with respect to the entire Premises on the Expansion Termination Date (i.e., December 31, 2025).

8.	Parking. Commencing on the Second Expansion Space Commencement Date, Section 9 of the Terms of Lease is hereby deleted and replaced with the following:

“9. Parking Pass Ratio (Article 28):	A total of two hundred eight (208) unreserved parking passes, all as more particularly described in Article 28 of this Lease.”

For the avoidance of doubt, Section 7 of the Second Amendment is hereby deleted in its entirety and is null and void and of no further force or effect.

9.

Option Right.  For the avoidance of doubt, Tenant shall continue to have its right to extend the Lease Term for the Option Term pursuant to Section 2.3 of the Lease; provided, however, that Tenant may only extend the Term of the Lease with respect to the entire Premises (i.e., the Current Premises and the Second Expansion Space).

10.	Alexandria Regional Amenities.

(a)Generally.  Located at project commonly known as 10996 Torreyana Road, San Diego, California (“The Alexandria”), which is owned by an affiliate of Landlord (“The Alexandria Landlord”), are certain amenities which include, without limitation, shared conference facilities (the “The Alexandria Shared Conference Facilities”), a fitness center and restaurant (collectively, the “The Alexandria Amenities”).  Located at the project commonly known as 10290 Campus Point and 10300 Campus Point Drive, San Diego, California (collectively, the “Campus Point Project”), which is owned by another affiliate or affiliates of Landlord (collectively, the “Campus Point Landlord”), are certain amenities which include, without limitation, shared conference facilities (the “Campus Point Shared Conference Facilities”), a fitness center and restaurant (collectively, the “Campus Point Amenities”). The Alexandria Shared Conference Facilities and the Campus Point Shared Conference Facilities may be collectively referred to herein as the “Shared Conference Facilities.” The Alexandria Amenities and the Campus Point Amenities may be collectively referred to herein as the “Alexandria Regional Amenities.”  The Alexandria Regional Amenities are available for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of The Alexandria Landlord and the Campus Point Landlord, (e) The Alexandria Landlord, (f) other affiliates of Landlord, The Alexandria Landlord, the Campus Point Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (g) the tenants of such other affiliates of Landlord, The Alexandria Landlord, the Campus Point Landlord and ARE, and (h) any other parties permitted by The Alexandria Landlord and Campus Point Landlord (collectively, “Users”).  Landlord, The Alexandria Landlord, Campus Point Landlord, ARE, and all affiliates of Landlord, The Alexandria

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Landlord, Campus Point Landlord and ARE may be referred to collectively herein as the “ARE Parties.”  Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) The Alexandria Landlord shall have the right, at the sole discretion of The Alexandria Landlord, to not make The Alexandria Amenities available for use by some or all currently contemplated Users (including Tenant), and Campus Point Landlord shall have the right, at the sole discretion of Campus Point Landlord, to not make the Campus Point Amenities available for use by some or all currently contemplated Users (including Tenant).  The Alexandria Landlord and Campus Point Landlord shall have the sole right to determine all matters related to The Alexandria Amenities and the Campus Point Amenities, respectively, including, without limitation, relating to the reconfiguration, relocation, modification or removal of any of The Alexandria Amenities or the Campus Point Amenities, respectively, and/or to revise, expand or discontinue any of the services (if any) provided in connection with The Alexandria Amenities or the Campus Point Amenities, respectively.  Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the availability of the Alexandria Regional Amenities and that Tenant is not entering into this Third Amendment relying on the continued availability of the Alexandria Regional Amenities to Tenant.

(b)License.  Commencing on the Second Expansion Space Rent Commencement Date, and so long as The Alexandria, the Campus Point Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Alexandria Regional Amenities in common with other Users pursuant to the terms of this Section 10. Notwithstanding the foregoing, commencing on the Second Expansion Space Commencement Date, Tenant shall only be entitled to 2.5 passes to the fitness center located at The Alexandria per 1,000 rentable square feet of the Second Expansion Space for use by employees of Tenant employed at the Premises (Tenant shall be entitled to an additional 2.5 passes to the fitness center per 1,000 rentable square feet of the Original Premises as of April 16, 2024 and an additional 2.5 passes to the fitness center per 1,000 rentable square feet of the Expansion Premises as of January 1, 2026, if applicable).  If any employee of Tenant to whom a fitness center pass has been issued ceases to be an employee of Tenant at the Premises or any employee to whom an access card (which does not include a fitness center pass) has been issued ceases to be an employee of Tenant at the Premises, Tenant shall immediately upon such employee’s change in status collect such employee’s pass or access card, as applicable, and deliver it to Landlord along with written notice of such employee’s change in status.

Commencing on the Second Expansion Space Rent Commencement Date with respect to the Second Expansion Space, Tenant shall pay to Landlord a monthly fixed fee equal to $2.16 per rentable square foot of the Second Expansion Space per year (“Amenities Fee”), which Amenities Fee shall by payable on the first day of each month during the Lease Term whether or not Tenant elects to use any or all of the Alexandria Regional Amenities. The Amenities Fee shall be increased annually on each anniversary of the Second Expansion Space Commencement Date by 3% (including during any Option Term). Commencing on April 16, 2024, Tenant shall, with respect to the Original Premises, pay an Amenities Fee equal to the per rentable square foot Amenities Fee then being paid with respect to the Second Expansion Space, as adjusted pursuant to this paragraph.  For the avoidance of any doubt, if the Lease Term is extended for any period beyond the Expansion Termination Date, Tenant shall commence paying the Amenities Fee with respect to the Expansion Space on January 1, 2026.

If materially all of the Alexandria Regional Amenities become materially unavailable for use by Tenant (for any reason other than a Default by Tenant under this Lease or the default by Tenant of any agreement(s) relating to the use of the Alexandria Regional Amenities by Tenant) for a period in excess of 60 consecutive days, then, commencing on the date that the Alexandria Regional Amenities become materially unavailable for use by Tenant and continuing for the period that the Alexandria Amenities remain materially unavailable for use by Tenant, the Amenities Fee then-currently payable by Tenant shall be abated.

(c)Shared Conference Facilities.  Use by Tenant of the Shared Conference Facilities and restaurants at The Alexandria and the Campus Point Project shall be in common with other Users

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with scheduling procedures reasonably determined by The Alexandria Landlord or the Campus Point Landlord, as applicable, or The Alexandria Landlord’s or Campus Point Landlord’s then designated event operator (each, an “Event Operator”).  Tenant’s use of the Shared Conference Facilities shall be subject to the payment by Tenant to The Alexandria Landlord or the Campus Point Landlord, as applicable, of a fee equal to The Alexandria Landlord’s or Campus Point Landlord’s, as applicable, quoted rates for the usage of the Shared Conference Facilities in effect at the time of Tenant’s scheduling.  Tenant’s use of the conference rooms in the Shared Conference Facilities shall be subject to availability and The Alexandria Landlord and Campus Point Landlord, as applicable, (or, if applicable, the applicable Event Operator) reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.  Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Alexandria Shared Conference Facilities and any reservable dining area(s) included within The Alexandria Amenities for up to 50% of the time that The Alexandria Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) Illumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within The Alexandria Shared Conference Facilities for up to 4 days per calendar month.

Tenant shall be required to use the food service operator designated by The Alexandria Landlord at The Alexandria and the food service operator designated by the Campus Point Landlord at the Campus Point Project (as applicable, the “Designated Food and Beverage Operator”) for any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.  As of the date of this Lease, the Designated Food and Beverage Operator at The Alexandria is The Farmer and the Seahorse and the Designated Food and Beverage Operator at the Campus Point Project is Stellar Bleu.  The Alexandria Landlord and the Campus Point Landlord have the right, in their sole and absolute discretion, to change the Designated Food and Beverage Operator at any time.  Tenant may not use any vendors other than the Designated Food and Beverage Operator nor may Tenant supply its own food and/or beverages in connection with any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, and free of any debris and trash.  If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.”  Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default.  The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200.  The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.).  In addition to the foregoing, Tenant shall be responsible for reimbursing The Alexandria Landlord, the Campus Point Landlord or Landlord, as applicable, for all costs expended by The Alexandria Landlord, the Campus Point Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Alexandria Regional Amenities, The Alexandria or the Campus Point Project caused by Tenant or any Tenant Related Party.  The provisions of this Section 10(c) shall survive the expiration or earlier termination of the Lease.

(d)Restaurant.  Tenant’s employees that have been issued an access card to The Alexandria shall have the right, along with other Users, to access and use the restaurant located at The Alexandria.

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(e)Rules and Regulations.  Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, the Designated Food and Beverage Operator and any other third party vendors providing services to Tenant at The Alexandria or the Campus Point Project.  Tenant shall use the Alexandria Regional Amenities (including, without limitation, The Alexandria Shared Conference Facilities and the Campus Point Shared Conference Facilities) in compliance with all applicable Legal Requirements and any rules and regulations imposed by The Alexandria Landlord or the Campus Point Landlord, respectively, or Landlord from time to time and in a manner that will not interfere with the rights of other Users.  The use of the Alexandria Regional Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement required by The Alexandria Landlord, the Campus Point Landlord or any operator of the Alexandria Regional Amenities, as applicable, to be executed by all persons wishing to use such Alexandria Regional Amenities.  Neither The Alexandria Landlord, the Campus Point Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Alexandria Regional Amenities.  Tenant shall not make any alterations, additions, or improvements of any kind to any of the Alexandria Regional Amenities, The Alexandria or the Campus Point Project.

Tenant acknowledges and agrees that The Alexandria Landlord and the Campus Point Landlord, shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Alexandria Regional Amenities at The Alexandria or the Campus Point Project, respectively, and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Alexandria Regional Amenities.

(f)Waiver of Liability and Indemnification.  Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on The Alexandria or the Campus Point Project.  Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the use by Tenant and/or any Tenant Parties of the Alexandria Regional Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria of the Campus Point Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Alexandria Regional Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria and/or the Campus Point Project, except, in each case, to the extent caused by the willful misconduct or gross negligence of any ARE Party.  Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Alexandria Regional Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto The Alexandria and/or the Campus Point Project, except to the extent caused by the willful misconduct or negligence of any ARE Party.  The provisions of the Section 10 shall survive the expiration or earlier termination of the Lease.

(g)Insurance.  As of the Commencement Date, Tenant shall cause The Alexandria Landlord and the Campus Point Landlord to be named as additional insureds under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 10.3 of the Lease.

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11.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

12.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

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13.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield and CBRE.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment.  Landlord shall be responsible for all commissions due to Cushman & Wakefield and CBRE arising out of the execution of this Lease in accordance with the terms of a separate written agreement between Landlord, on the one hand, and Cushman & Wakefield and CBRE, on the other hand.

14.	Miscellaneous.

(a)This Third Amendment together with Exhibit A, Exhibit B and Exhibit C attached hereto is the entire agreement between the parties with respect to the subject matter specifically addressed in this Third Amendment and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

(c)This Third Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(d)Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment.  In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail.  Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

TENANT:

HERON THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ David Szekeres
Its:	SVP, General Counsel and Business Development

LANDLORD:
ARE-SD REGION NO. 61, LLC,
a Delaware limited liability company

By:	ARE-SD Region No. 58, LLC,
a Delaware limited liability company,
managing member

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

			By:	/s/ Gary Dean
			Its:	Senior Vice President, RE Legal Affairs

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